EXHIBIT 4.3

May 17, 2022

Armistice Capital Master Fund Ltd.

c/o Armistice Capital, LLC

510 Madison Avenue, 7th Floor

New York, NY 10022

Re: Amendments to Existing Warrants held by Armistice Capital Master Fund Ltd. (the “Holder”)

Dear Holder:

Reference is hereby made to that certain Securities Purchase Agreement for Units, dated May 17, 2022, by and between the Holder and Tenax Therapeutics, Inc. (the “Company”) regarding the purchase and sale of 10,596,027 Units, each Unit consisting of: (i) one pre-funded warrant to purchase one share of Company Common Stock, par value $0.0001 per share (“Common Stock”), at an exercise price of $0.0001 per share, and (ii) one warrant to purchase one share of Common Stock, at an exercise price of $0.63 per share (the “Offering”).

Pursuant to this Warrant Amendment Agreement, in consideration for the Holder’s purchase of approximately $8.0 million of Units in the Offering (the “Purchase Commitment”), the Company hereby amends, effective as of the closing of the Offering, certain warrants to purchase shares of the Company’s Common Stock acquired by the Holder prior to the date hereof (together, the “Existing Warrants”) as follows:

i.

the warrants issued on July 8, 2021 to purchase 4,773,269 shares of Common Stock at an exercise price of $1.97 per share, shall be amended by reducing the exercise price to $0.63 per share and extending the termination date of the warrant to January 8, 2029;

ii.

the Series B warrants issued on July 8, 2020 to purchase 3,175,924 shares of Common Stock at an exercise price of $0.903 per share, shall be amended by extending the termination date of the warrant to January 8, 2028;

iii.

the Series C warrants issued on July 8, 2020 to purchase 4,607,692 shares of Common Stock at an exercise price of $0.903 per share, shall be amended by extending the termination date of the warrant to January 8, 2028;

iv.

the warrants issued on March 13, 2020 to purchase 2,360,313 shares of Common Stock at an exercise price of $1.04 per share, shall be amended by reducing the exercise price to $0.63 per share and extending the termination date of the warrant to September 15, 2027; and

v.

the Series 2 warrants issued on December 11, 2018 to purchase 2,072,538 shares of Common Stock at an exercise price of $1.93 per share, shall be amended by reducing the exercise price to $0.63 per share and extending the termination date of the warrant to December 11, 2025.

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This Warrant Amendment Agreement shall be effective upon the closing of the Offering and is subject to the consummation of the Offering and the Holder’s satisfaction of the Purchase Commitment. In the event that the Offering is not consummated or the Holder does not satisfy the closing conditions, as described in Section 2.3(a) of the Securities Purchase Agreement for Units, this Warrant Amendment Agreement shall be null and void and the provisions of the Existing Warrants in effect prior to the date hereof shall remain in effect.

Upon the effectiveness of this Warrant Amendment Agreement, the Company agrees to promptly deliver to the Holder new versions of the Existing Warrants that reflect (i) the amendments provided for in this Warrant Amendment Agreement, and (ii) the amended beneficial ownership limitations provided for in the Holder’s Beneficial Ownership Limitation Notice, dated July 6, 2021. The Holder agrees that upon receipt of the amended Existing Warrants, as provided for in this paragraph, it will promptly surrender to the Company for cancellation each of the Holder’s Existing Warrants amended as provided herein.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

TENAX THERAPEUTICS, INC.

By:	/s/ Christopher T. Giordano
Name:	Christopher T. Giordano
Title:	Chief Executive Officer

ARMISTICE CAPITAL MASTER FUND LTD.

By:	/s/ Steven Boyd
Name:	Steven Boyd
Title:	CIO of Armistice Capital, LLC, the Investment Manager

[SIGNATURE PAGE TO WARRANT AMENDMENT AGREEMENT]

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